Exhibit 8.3

Legal Opinion

Date: April 18, 2011

21Vianet Group, Inc.

Address:

M5, 1 Jiuxianqiao East Road,

Chaoyang District

Beijing 100016, People’s Republic of China

Re:    The Listing of 21Vianet Group, Inc. on Nasdaq Global Market

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion with respect to the laws of the PRC. We have acted as your PRC legal counsel in connection with the proposed public offering of certain American Depositary Shares (the “ADSs”), each representing 6 Class A ordinary shares of par value US$0.00001 per share (the “Ordinary Shares”), by 21Vianet Group, Inc. (the “Company”) (the “Offering”) and the listing of the Company’s ADSs on the Nasdaq Global Market (the “Listing”, and together with the Offering, the “Transaction”).

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the underwriting agreement to be entered into by and among Morgan Stanley & Co. International plc, Barclays Capital Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters and the Company (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, the WFOE and the PRC Affiliates and all such instruments, agreements, certificates of officers or representatives of the Company and other persons, certificates issued and representations made by government officials with proper authority in each case and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

In rendering this opinion, we have assumed that:

1	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

2	all signatures, chops and seals on all such documents which bear such signatures, chops and seals are genuine;

3	each of the documents and the corporate minutes and resolutions presented to us remains in full force and effect up to the date of this opinion and have not been varied, amended, cancelled or revoked, except as noted therein;

4	the truthfulness, accuracy and completeness of all factual statements in the documents and all other factual information provided to us by each of the Company, VN HK and the PRC Companies;

5	all parties thereto, other than the PRC Companies, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder;

6	all documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed; and

7	The laws of any jurisdiction other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the documents submitted to us are complied with and all such documents are legal, valid, binding and enforceable under all such laws as shall govern or relate to them other than the PRC Laws.

The following terms as used in this opinion are defined as follows:

“Governmental Agencies” means any court or governmental agency or body of any stock exchange authorities.

“Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses.

“PRC Affiliates” means the entities listed in Schedule 1.

“PRC Companies” means the WFOE and all PRC Affiliates.

“PRC Company” means WFOE or any of PRC Affiliates.

“PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, and other legislations of the PRC that are in effect as at the date hereof.

“WFOE” means 21ViaNet Data Center Company Limited.

“Prospectus” means prospectus dated April 4, 2011 that forms part of the Registration Statement, as amended.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on, generally familiar with, or qualified to express legal opinions based on, any laws other than the PRC Laws. Accordingly, we express no opinion on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Based on the foregoing and the disclosures made to us by the Company, VN HK and the PRC Companies, we are of the opinion that:

1.	The WFOE has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect. The articles of association of the WFOE comply with the requirements of applicable PRC Laws and are in full force and effect. The total registered capital of the WFOE is USD 12,000,000, all of which has been fully paid in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in the WFOE are legally owned by 21ViaNet Group Limited (“VN HK”), and to the best of our knowledge after due inquiry, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Governmental Authorizations required under the PRC Laws for the ownership by VN HK of its equity interests in the WFOE have been duly obtained. To the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the WFOE.

2.	Each of the PRC Affiliates has been duly incorporated and is validly existing under the laws of the PRC as a limited liability company and its business license is in full force and effect. The articles of association of each of the PRC Affiliates comply with the requirements of applicable PRC Laws and are in full force and effect. The total registered capital of VNS, VNB, Shanghai Wantong, 21 ViaNet Xi’an, Zhi Bo Xin Tong, and Beijing Cheng Yi Shi Dai is RMB10,000,000, RMB 50,000,000, RMB30,000,000 , RMB 1,000,000, RMB 1,000,000, and RMB 10,000,000, respectively, all of which has been fully paid in accordance with the relevant PRC Laws and their respective articles of association. Except as disclosed in the Prospectus, all of the equity interests in (i) VNS are legally owned as to 70% by Sheng Chen and as to 30% by Jun Zhang, (ii) VNB are legally wholly owned by VNS, (iii) Shanghai Wantong are legally owned as to 51% by VNB and as to 49% by Shanghai Beigaoxin (Group) Co.,Ltd (上海市北高新（集团）有限公司） , (iv) 21 ViaNet Xi’an are legally wholly owned by VNB, (v) Zhi Bo Xin Tong are legally owned as to 51% by VNB and as to 49% by Beijing Shidai Tonglian Technology Co.,Ltd.（北京时代通联科技有限公司), and (vi) Beijing Cheng Yi Shi Dai are legally owned as to 51% by VNB and as to 49% by Beijing Shidai Tonglian Technology Co.,Ltd. , and to the best of our knowledge after due inquiry, all of these equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Governmental Authorizations required under the PRC Laws for the ownership by the aforesaid equity interest holders of the PRC Affiliates of their respective equity interests in the PRC Affiliates have been duly obtained. To the best of our knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Affiliates.

3.	Schedule 2 sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “VIE Agreements”) among the parties thereof.

4.	Except as disclosed in the Prospectus, the ownership structure of the PRC Companies as set forth in the Prospectus is not in breach or violation of any PRC Laws in any material respect, and immediately after the Offering will not be in breach or violation of any applicable PRC Laws in any material respect. To the best of our knowledge after due inquiry, the ownership structure of the PRC Companies has not been challenged by any Governmental Agency and there are no legal, arbitration, governmental or other legal proceedings, pending before or threatened or contemplated by any Governmental Agency against any of the PRC Companies.

5.	Except as disclosed in the Prospectus, each of the PRC Companies has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of the PRC Companies has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each of the VIE Agreements to which it is a party; and each of the VIE Agreements is valid and legally binding to each party of such agreements under the PRC Laws.

6.	The execution, delivery, effectiveness, enforceability and performance of each of the VIE Agreements will not (a) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Companies or the shareholders of PRC Companies is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject, except for such conflict, breach, violation or default that would not have a Material Adverse Effect on its business (“Material Adverse Effect”); (b) result in any violation of any provision of such parties’ articles of association or business license; or (c) do not violate any PRC Laws, except for such violation that would not have a Material Adverse Effect

7.	Except as disclosed in the Prospectus, each of the PRC Companies has full legal right, power and authority and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, use, lease and operate its material properties and assets and to conduct its business in the manner presently conducted as disclosed in the Prospectus and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions. Except as disclosed in the Prospectus and to the best of our knowledge after due inquiry, (a) none of the PRC Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such necessary Governmental Authorizations; (b) we are not aware of anything which causes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such necessary Governmental Authorizations, and; (c) each of the PRC Companies is in compliance with the provisions of such Governmental Authorizations in all material respects.

8.	To the best of our knowledge after due inquiry, except as disclosed in the Prospectus, each of the PRC Companies has full, valid and clean title to all of its real property used in connect with its business, to the best of our knowledge after due inquiry, such real property are free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights. Each lease agreement to which a PRC Company is a party is listed in Schedule 3 and is duly executed and legally binding.

9.	To the best of our knowledge after due inquiry, except as disclosed in the Prospectus, the PRC Companies have legal and valid titles to the intellectual properties as set out in Schedule 4 herein (“Intellectual Properties”). To the best of our knowledge after due inquiry: (A) there is no pending or threatened action, suit, proceeding or claim by others challenging any PRC Companies’ rights in or to, or the violation of any of the terms of, any of their Intellectual Properties; (B) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Properties; (C) there is no pending or threatened action, suit, proceeding or claim by others that any PRC Companies infringes, misappropriates or otherwise violates or conflicts with any intellectual properties or other proprietary rights of others.

10.	Each of material contracts listed in Schedule 5 (the “Material Contracts”) has been duly authorized, executed and delivered by the PRC Companies which are parties to such Material Contracts as the case may be, and each such PRC Company has taken all necessary corporate actions required by the articles of association of such PRC Company to authorize the performance thereof, and each such PRC Company has the corporate power and capacity to enter into and to perform its obligations under such Material Contracts; the execution, delivery and performance by the PRC Companies of each of the Material Contracts to which such PRC Company is a party will not result in any violation of any PRC Laws; all Governmental Authorizations required for such PRC Company, and all other legal steps necessary required by such Material Contracts, for the performance and enforcement of the Material Contracts have been obtained or completed and are in full force and effect.

11.	To the best of our knowledge after due inquiry, except as disclosed in the Prospectus and the situations that will not result in a Material Adverse Effect, none of the PRC Companies is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness), (C) the terms or provisions of any of the VIE Agreements, (D) apart from the VIE Agreements, any obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which any of the PRC Companies is a party or by which any of them may be bound or affected, or (E) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC applicable to any PRC Company.

12.	To the best of our knowledge after due inquiry, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of their respective business license, or articles of association, as applicable.

13.	To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings pending in the PRC to which any of the PRC Companies is a party or of which any property of any of the PRC Companies is the subject which, if determined adversely to any of the PRC Companies, would individually or in the aggregate have a Material Adverse Effect, and to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency, except as would not cause a Material Adverse Effect. To the best of our knowledge after due inquiry, there is no judgment or order made by any Governmental Agency in the PRC against any PRC Company which, if adverse to any of the PRC Companies, would individually or in the aggregate have a Material Adverse Effect.

14.	The statements in the Prospectus under “Summary”, “Risk Factors”, “Our Corporate History and Structure” and “Regulation”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Position and Results of Operations”, “Business”, “Management”, “Related Party Transactions” and “Taxation” to the extent such statements relate to matters of the PRC Laws, are true and accurate in all material respects, and such statements do not omit to state any material fact necessary to make them, in light of the circumstances under which they were made, not misleading.

15.	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the government of the PRC or to any political subdivision or taxing authority thereof or therein in connection with (a) the deposit with the Depositary of Shares against the issuance of ADRs evidencing the ADSs, (b) the sale and delivery by the Company of the ADSs and the Shares to or for the respective accounts of the Underwriters or (c) except as disclosed in the Prospectus, the sale and delivery outside the PRC by the Underwriters of the ADSs and the Shares to the initial purchasers thereof.

16.	Other than potential PRC taxes on holders of the ADSs or Shares who are non-residents of the PRC in respect of (i) any payments, dividends or other distributions made on the ADSs or Shares or (ii) gains made on sales of the ADSs or Shares between non-residents of the PRC consummated outside the PRC, there are no other PRC income tax or other taxes or duties applicable to such ADS holders or holders of Shares unless the holder thereof is subject to such taxes in respect of the ADSs or Shares by reason of being connected with the PRC other than by reason only of the holding of the ADSs or Shares or receiving payments in connection therewith.

17.	Except as disclosed in the Prospectus, all dividends and other distributions declared and payable upon the interests in the WFOE in accordance with its articles of associations and PRC Laws in Renminbi, after full payment of withholding tax, may be converted into foreign currency and transferred out of the PRC, provided that the remittance of such dividends and other distributions out of the PRC is subject to complying with the procedures required by the relevant PRC Laws relating to foreign exchange.

18.	Under PRC Laws, including without limitation the “Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “New M&A Rules”), which was issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange (the “SAFE”) and became effective on September 8, 2006, neither CSRC approval nor any other Governmental Authorization will be required in the context of the transactions involved in the Offering, including the issue and sale of the Shares and the ADSs, the listing of the ADSs on the NASDAQ Global Market and the deposit of the Shares with the Depositary against issuance of the ADSs evidencing the ADSs to be delivered at such Time of Delivery or the consummation of the transactions contemplated by the Underwriting Agreement, because (i) the Company has completed the restructuring in all material respects prior to the effective date of the New M&A Rules; (ii) WFOE was established in 2000 through new incorporation rather than acquisition of any equity or assets of a “PRC domestic company” as defined under the New M&A Rules; and (iii) there is no provision in the New M&A Rules that clearly classifies the contractual arrangements between the PRC Companies and the their respective shareholders as a kind of transaction falling under the New M&A Rules. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, since the CSRC so far has not issued any definitive rule or interpretation concerning whether offerings like the Company are subject to such procedures, based on our understanding of the PRC Laws, the Company is not required to obtain the approval from CSRC of the listing and trading of the Company’s ADSs on the NASDAQ Global Market, unless CSRC or any of the Governmental Agencies clearly requires us to do so in the future.

19.	Subject to applicable provision of the Civil Procedure Law and the General Principles of Civil Law of the PRC relating to submission to foreign jurisdiction for dispute resolution, the choice of law and the irrevocable submission of the Company to the jurisdiction of New York courts, the waiver by the Company of any objection to the venue of a proceeding in a New York court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of the Company that the Underwriting Agreement, shall be construed in accordance with and governed by the laws of the State of New York (the “Choice of Law and Related Provisions”) do not conflict with PRC Laws and we have no reason to believe that the Choice of Law and Related Provisions will not be respected by PRC courts. Service of process effected in the manner set forth in the Underwriting Agreement, will be effective, insofar as PRC Laws are concerned, to confer valid personal jurisdiction over the Company to a New York court, and any judgment obtained in a New York court arising out of or in relation to the obligations of the Company under the Underwriting Agreement, will be recognized in PRC courts subject to the conditions disclosed under the caption “Enforceability of Civil Liabilities” in the Prospectus.

20.	Indemnification and contribution provisions set forth in Section 9 of the Underwriting Agreement does not contravene any PRC Laws.

21.	As a matter of PRC Laws, none of the PRC Companies or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

22.	The issue and sale of the Ordinary Shares, the delivery of the ADSs on the applicable closing date and the compliance by the Company with all of the provisions of the Underwriting Agreement, and the consummation of the transactions contemplated in the Underwriting Agreement, to the best of our knowledge after due inquiry, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Companies is a party or by which any of the PRC Companies is bound or to which any of the property or assets of any of the PRC Companies is subject, nor will such action result in any violation of the provisions of the articles of association, business license or any other constituent documents of any of the PRC Companies or any PRC Laws. Except as disclosed in the Prospectus, no Governmental Authorization of or with any Governmental Agency in the PRC is required for (i) the issue and sale of the ADSs and the underlying Ordinary Shares to be sold by the Company under the Underwriting Agreement; or (ii) the consummation of the transactions contemplated by the Underwriting Agreement.

23.	As a matter of PRC Laws, no holder of the ADSs of the Company will be subject to personal liability of any of the PRC Companies, and no holder of the ADSs of the Company who is not a PRC resident after the completion of the offering will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs. There are no limitations under PRC Laws on the rights of holders of the ADSs who are not PRC residents to hold, vote or transfer their securities nor are there any statutory pre-emptive rights or transfer restrictions applicable to the ADSs or the Ordinary Shares.

24.	The entry into, and performance or enforcement of the Underwriting Agreement, in accordance with its respective terms will not subject any of the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Laws by reason of entry into, performance or enforcement of the Underwriting Agreement.

25.	To the best of our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations by any of the PRC Companies in respect of indebtedness of third parties.

26.	Nothing has come to our attention, insofar as PRC Laws are concerned, that leads us to believe that (i) as of the time of the execution of the Underwriting Agreement and as of the date hereof, any part of the Registration Statement or the General Disclosure Package (other than the financial statements and related schedules therein, as to which we express no opinion), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) as of the date hereof any part of the Final Prospectus (other than the financial statements and related schedules therein, as to which we express no opinion), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Prospectus and to the use of and references to our name under the captions “Risk Factors”, “Our History and Corporate Structure”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Related Party Transactions” and “Taxation” in the prospectus included in the Prospectus.

Yours faithfully,

/s/ King & Wood
King & Wood

Schedule 1 PRC Affiliates

•	Beijing aBitCool Network Technology (“VNS”)

•	Beijing 21ViaNet Broadband Data Center Company Limited (“VNB”)

•	Shanghai Wantong ViaNet Information Technology Company Limited (“Shanghai Wantong”)

•	21 ViaNet Xi’an BPO Services Limited (“21 ViaNet Xi’an”)

•	Zhi Bo Xin Tong (Beijing) Network Technology Company Limited (“Zhi Bo Xin Tong”)

•	Beijing Cheng Yi Shi Dai Network Company Limited (“Beijing Cheng Yi Shi Dai”)

Schedule 2 VIE Agreements

Schedule 3 Lease Agreements

Schedule 4 Intellectual Properties